UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2013

ONYX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-28298	94-3154463
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

249 East Grand Avenue

South San Francisco, California, 94080

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 266-0000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 REGULATION FD DISCLOSURE.

On March 8, 2013, the National Comprehensive Cancer Network, or NCCN, published an update to its treatment guidelines. For the treatment of multiple myeloma, the combination of carfilzomib, lendalidomide and dexamethasone was added to the NCCN guidelines under the category “other regimens” as a therapeutic option for patients who are transplant candidates.  Additionally, carfilzomib monotherapy, along with several other agents, was added as an NCCN preferred treatment regimen for salvage therapy.  The information in this Form 8-K regarding the NCCN treatment guidelines is also publicly available from the NCCN.  This information is being provided as a convenience to investors.  Treatment guidelines such as those published by NCCN may, as here, go beyond the uses that have been approved by the FDA.

Kyprolis® (carfilzomib) for Injection is marketed in the United States by Onyx Pharmaceuticals, or Onyx. Kyprolis® (carfilzomib) for Injection is approved in the United States for the treatment of patients with multiple myeloma who have received at least two prior therapies including bortezomib and an immunomodulatory agent (IMiD), and have demonstrated disease progression on or within 60 days of completion of the last therapy. Approval was based on response rate. Clinical benefit, such as improvement in survival or symptoms, has not been verified.  The treatment regimens utilizing carfilzomib described in the NCCN guidelines also have not been approved by the FDA. Accordingly, Onyx will not be promoting these uses or making any other proactive statement regarding the NCCN action.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 11, 2013	ONYX PHARMACEUTICALS, INC.

	By:	/s/ Matthew K. Fust
Matthew K. Fust
Executive Vice President and Chief Financial Officer